A MESSAGE TO COMMUNITIES SERVED BY NISOURCE INC.

                            IS NISOURCE'S COMMITMENT
                               TO THE ENVIRONMENT
                              JUST A LOT OF SMOKE?

Since early June, NiSource Inc.--the parent company of Northern Indiana Public Service Co. (NIPSCO)--has been spending millions of dollars in an attempt to acquire Virginia-based Columbia Energy Group in a hostile takeover. But even as it continues its attempt to build a sprawling energy empire, NiSource has plenty of problems to keep it occupied, including a disturbing environmental record. Consider these facts:

                 NIPSCO RANKED THIRD "DIRTIEST" UTILITY IN U.S.

NIPSCO last year was ranked as the third "dirtiest" electric utility in the United States, based on nitrogen oxide emission rates, by the National Resources Defense Council. THE NRDC RANKING IS BASED ON DATA COMPILED FROM 838 POWER COMPANIES ACROSS THE NATION.

                    NISOURCE IS ON NEW YORK STATE'S HIT LIST

New York State's Attorney General recently announced that he intends to sue NiSource for failing to reduce harmful emissions of sulfur dioxide and nitrogen oxide from one of its principal coal-fired generating plants. MEDIA REPORTS INDICATE THAT OFFICIALS IN CONNECTICUT, MASSACHUSETTS, NEW HAMPSHIRE AND NEW JERSEY ARE CONSIDERING JOINING THE SUIT.

                NIPSCO MAY BE LINKED TO MERCURY IN INDIANA LAKES

According to a recent study, there is "strong evidence" that NIPSCO's coal-fired power plants may be "major contributors to mercury contamination" in at least five large Indiana lakes. The study was sponsored by the National Wildlife Federation, the Hoosier Environmental Council and other environmental organizations. THE INDIANA DEPARTMENT OF HEALTH HAS ISSUED WARNINGS FOR MANY YEARS ABOUT THE DANGER OF EATING FISH FROM THE STATE'S LAKES AND STREAMS DUE TO MERCURY CONTAMINATION.

                  SHOULDN'T NISOURCE SPEND ITS TIME AND MONEY
                      TRYING TO PROTECT YOUR ENVIRONMENT?

NiSource often brags about its commitment to "environmental stewardship." For example, it recently issued a press release touting its role as a sponsor of "an environmental effort aimed at restoring and preserving a historic Virginia water resource." But NiSource has no business operations in Virginia, and it apparently did little more than contribute some money to a local river festival.

Instead of publicity ploys in states outside its operating territory, shouldn't NiSource be spending its time and money trying to reduce harmful smokestack emissions and protecting the welfare of its customers and communities in Indiana?

We believe NiSource should end its costly and disruptive hostile takeover attempt immediately and begin focusing on something much more important: serving the needs of its customers, shareholders and the communities where it operates.

LET NISOURCE KNOW HOW YOU FEEL. CALL THE COMPANY AT 219-853-5200.


                          [Columbia Energy Group Logo]